UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 25, 2016

HOMETRUST BANCSHARES, INC.
(Exact name of registrant as specified in its charter)

Maryland	001-35593	45-5055422
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification Number)

10 Woodfin Street, Asheville, North Carolina	28801
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code: (828) 259-3939

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

Effective January 25, 2016, HomeTrust Bancshares, Inc. (the “Company”) entered into a change in control severance agreement with each of Keith J. Houghton, Executive Vice President and Chief Credit Officer of HomeTrust Bank (the “Bank”), a wholly owned subsidiary of the Company, and two other executive officers. Each agreement has a two-year term, which will automatically extend by one year on each anniversary of the effective date of the agreement, provided that the Company has not given written notice to the contrary to the executive at least 30 days before the anniversary date and provided further that no annual extension can automatically be made beyond the executive’s 65th birthday.

Each agreement provides that in the event the executive is “involuntarily terminated” within the six months preceding, at the time of or within 12 months following a change in control of the Company, the executive will be entitled to a lump sum cash payment equal to 200% of the sum of (i) the executive’s salary at the annual rate in effect immediately prior to the date of termination and (ii) the average annual amount of cash bonus and cash incentive compensation of the executive, based on the average amounts of such compensation earned by the executive for the two full fiscal years preceding the date of termination. The amount of this payment is subject to reduction to the extent payments to the executive (whether under the agreement or otherwise) would be nondeductible under Section 280G of the Internal Revenue Code. The term "involuntary termination" includes the termination of the executive’s employment by the Company without the executive’s express written consent or by the executive by reason of a specified material diminution in the executive's duties, responsibilities or benefits.

The foregoing description of the agreements is qualified in its entirety by the full text of the agreements, the form of which is attached hereto as Exhibit 10.1 and incorporated herein by reference.

Item 9.01  Financial Statements and Exhibits

(d)           Exhibits

10.1	Form of Change in Control Severance Agreement

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HOMETRUST BANCSHARES, INC.

Date: January 29, 2016	By:	/s/ Tony J. VunCannon
Tony J. VunCannon
Executive Vice President, Chief Financial Officer, and Treasurer

EXHIBIT INDEX

Exhibit No.	Description

10.1	Form of Change in Control Severance Agreement